FOR IMMEDIATE RELEASE

CONTACTS: The Hoyt Organization, (310) 373-0103 Kent Barrett, kbarrett@hoytorg.com Katherine Carson, kcarson@hoytorg.com

HEATWURX® ENTERS INTO LOI TO DISTRIBUTE PATENTED ASPHALT AND

RESTORATION REPAIR TECHNOLOGY IN CHINA

Franchisees across the nation to be exclusive providers of patented asphalt repair technology

GARDENA, Calif. - Sept. 25, 2014 - Heatwurx®, Inc. (OTCQB:HUWX), a premier developer of patented eco-friendly asphalt restoration and permanent repair technology, has entered into a non-binding letter of intent to develop a final Agreement to distribute its proprietary and branded equipment in China and would designate Beijing Enhanced Solutions (BES) as the exclusive provider of patented and proprietary Heatwurx equipment to permanently and cost-effectively repair distressed asphalt surfaces in China.

The distribution agreement, which will be subject to Heatwurx Board approval and must be executed no later than October 21, 2014, would be Heatwurx’s first direct entry into the international marketplace.  As part of an initial market test, BES will immediately purchase for distribution two complete equipment packages (a patented processor plus a branded heater unit and consumables).  The final Agreement is expected to include terms that BES would sell a minimum of 10 equipment packages – each of which comprises the HWX-30 Heater and patented HWX AP40 processor, plus proprietary blend polymers and rejuvenation strips – by the end of 2015.  BES would then be committed to drive a 20 percent growth in sales in each of the following years of the Agreement.  The overall agreement could introduce over 70 equipment packages into the China market – and assuming all are sold, represents a potential sales value of over $1.5 million to the company.

Heatwurx, along with its service provider Dr. Pave, LLC, has repeatedly proven the quality of its asphalt repair and restoration technology to customers in the United States. In 2014, it completed hundreds of asphalt repairs on commercial properties, private roads and public roadways for municipalities and utilities in California. As a result, the company has also begun franchising the Dr. Pave brand and process in the United States via its franchising division Dr. Pave Worldwide (www.dr-paveworldwide.com).

“The last eight months have reaffirmed the quality of our equipment and processes, as well as their value to governments and property owners. We fully expect international customers to be equally impressed,” said Heatwurx CEO Dave Dworsky. “We are the world’s only provider of this technology. Our work with BES allows it to quickly ramp-up and engage the China marketplace.”

Of China’s 2.7 million miles of roads – compared to 2.6 million miles in the U.S. - the World Bank estimates that 81 percent are paved with asphalt or another paving surface.  BES’s Zhang Chengshan points out that China’s recent economic growth is putting extra stress on its asphalt roadways.

“China’s highway system comprises a massive marketplace for Heatwurx’s amazing technology,” Chengshan said.  “Our growing economy has increased the wear and tear on our roadways and driven a need for cost-efficient and innovative technologies for repairing those roads. We are very excited to help Heatwurx explore this huge market and build its customer bases across the country.”

The repair and restoration process uses the HWX-30 infrared heater to bring the damaged asphalt or pothole, as well as a portion of the surrounding pavement, to 375-400 degrees. Heatwurx’s proprietary polymers, oil strips, along with a small amount of recycled asphalt, are then added and mixed “in place” using the patented HWX-AP40 processor. Once the area is re-graded, it forms a seamless, water-resistant, permanent repair. Two workers can complete the job in about 30-45 minutes, after which a car or bicycle can ride over the repair and not know it’s just been repaired.

Other international and domestic distributors and buyers interested in Heatwurx equipment should contact Mr. Dworsky at ddworsky@heatwurx.com or (310) 324-4513. Prospective Dr. Pave Worldwide franchisees in the United States can learn more by contacting Kris Simonich at (630) 416-8109 or kris@dr-pave.com.

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About Heatwurx:

Headquartered in Gardena, California, HEATWURX® (OTCQB:HUWX) is the premier developer of eco-friendly patented preservation and repair equipment designed to outperform alternative methods of pavement repair. As worldwide demand for sustainability continues to increase, HEATWURX is committed to providing superior solutions that reduce consumption of raw materials by re-using existing asphalt, extending the life of asphalt pavements, and decreasing the costs of recurring repairs. A leader in the pavement preservation industry, HEATWURX is proud to be identified by the Technology Implementation Group (TIG) of the American Association of State Highway and Transportation Officials (AASHTO) as an additionally selected technology. For more information, visit www.heatwurx.com or call 310-324-4513.

About Dr. Pave:

Dr. Pave offers asphalt restoration services, utilizing eco-friendly and innovative HEATWURX asphalt repair technology. The HEATWURX method provides increased durability for any asphalt road or parking lot and is cost competitive to traditional repair methods. Its infrared heating system reheats existing asphalt to allow cracks and holes to seamlessly fuse together providing a water resistant and permanent repair. www.dr-pave.com.

About BES (China):
Based in Beijing, privately held Beijing Enhanced Solutions was founded in September of 2007. BES specializes in new technology promotion and services, as well as importing and exporting mechanical and electrical equipment and accessories. BES has grown sales to US$6,000,000 range and has strategic alliances with the China National Petroleum Corporation, Sinopec, China National Offshore Oil Corporation and the Bayer Technology Branch.

FORWARD-LOOKING INFORMATION

This press release contains forward-looking information with regard to the future operations of HEATWURX (OTCQB: HUWX).  The particular forward-looking information that is included in this press release that is not historical is subject to a number of risks and uncertainties, and actual results may differ materially. The actual results realized by HEATWURX could differ materially from the information included in this press release, depending in particular upon the risks and uncertainties described in the filings made by HEATWURX with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on this forward-looking information, which speak only as of the date hereof. HEATWURX undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.